Exhibit 10.17(c)
AMENDMENT TO THE
AIR PRODUCTS AND CHEMICALS, INC. LONG-TERM INCENTIVE
PLAN,
as amended and restated effective January 26, 2006 (the “Plan”).
     WHEREAS the Management Development and Compensation Committee of the Board of Directors (the “Board”) of Air Products and Chemicals, Inc. (the “Company”), has recommended that it is in the best interests of the Company and the Plan’s present and future participants to revise and clarify the provisions thereunder relating to (i) the treatment of Awards upon the occurrence of a Change in Control as defined therein and (ii) the timing of payment of certain Awards; and
     WHEREAS capitalized terms used in this Amendment and not otherwise defined shall have the meanings set forth in the Plan or in the applicable Award Agreement thereunder.
     NOW, THEREFORE, BE IT RESOLVED THAT, effective January 1, 2008, the Plan is hereby amended as follows:
     1. Section 9(c) of the Plan is hereby amended by adding to the end of clause (i) thereunder the following sub-clause (C):
     “(c) Notwithstanding the provisions of sub-clauses (A) and (B), no payment in respect of Deferred Stock Units will be made on an accelerated basis if such accelerated payment would result in the Participant becoming subject to taxes or penalties under Code Section 409A.”
     2. Section 9(d) of the Plan is hereby amended by adding the following clause to the end thereof:
     “; provided that payments in respect of Deferred Stock Units that constitute deferred compensation under Code Section 409A shall be made in compliance with Code Section 409A.”
     3. Section 11 of the Plan is hereby replaced in its entirety with the following:
     “11. Change in Control
     Following or in connection with the occurrence of a Change in Control, the following shall or may occur as specified below, notwithstanding any other provisions of this Plan to the contrary:

     (a) Acceleration and Exercisability of Stock Options and Stock Appreciation Rights; Amount of Cash and/or Number of Shares for Stock Appreciation Rights. All Stock Options and Stock Appreciation Rights shall automatically (and without any action by the Administrator) become immediately exercisable in full for the period of their remaining terms; provided, however, that the acceleration of the exercisability of any Stock Option or Stock Appreciation Right that has not been outstanding for a period of at least six months from its respective date of grant shall occur on the first day following the end of such six-month period.
     (b) Cash Surrender of Stock Options and Stock Appreciation Rights. Notwithstanding Section 11(a), all or a portion of outstanding Stock Options or Stock Appreciation Rights may, at the discretion of the Board or Committee, be required to be surrendered by the holder thereof for cancellation in exchange for a cash payment for each such Stock Option or Stock Appreciation Right. The cash payment received for each share subject to the Stock Option or Stock Appreciation Right shall be 100% of the amount, if any, by which the Change in Control Price exceeds the per share strike price of such Stock Option or Stock Appreciation Right (as applicable). Any such payment shall be made as soon as practicable but no later than 30 days after the Change in Control.
     (c) Reduction in Accordance with Plan. The number of shares covered by Stock Options and Stock Appreciation Rights will be reduced on a one-for-one basis to the extent related Stock Options or Stock Appreciation Rights are exercised, or surrendered for cancellation in exchange for a cash payment, as the case may be, under this Section 11.
     (d) Lapse of Restrictions on Restricted Shares. Unless the applicable Award agreement or an amendment thereto shall otherwise provide, all restrictions applicable to an outstanding award of Restricted Shares shall lapse immediately upon the occurrence of a Change in Control regardless of the scheduled lapse of such restrictions; provided that all or a portion of such Restricted Shares may, at the discretion of the Board or Committee, be required to be surrendered by the holder thereof for cancellation in exchange for a cash payment for each such Restricted Share equal to 100% of the Change in Control Price. Such payment shall be made as soon as practicable but no later than 30 days after the Change in Control.
     (e) Accelerated Payment of Deferred Stock Units. Unless the applicable Award agreement or amendment thereto shall provide otherwise, all outstanding Deferred Stock Units, together with any Dividend Equivalents for the period for which such Deferred Stock Units have been outstanding, shall become fully vested and shall be paid in full notwithstanding that the Deferral Periods as to such Deferred Stock Units have not been completed. Such payment shall be in Common Stock (or, at the discretion of the Board or Committee, in cash equal to the Change in Control Price multiplied by the number of Deferred Stock Units in respect of which the payment is being made) and shall be made as soon as practicable but no later than 30 days after the Change in Control; provided that all unearned Deferred Stock Unit Awards conditioned on the satisfaction of performance conditions shall vest in an amount determined by multiplying (A) the number of shares or units that would have been earned under the Award at a target level of performance by (B) a fraction, the numerator of which is the number of full months that shall have elapsed since the beginning of the applicable performance period and the denominator of which shall be the number of full months in such performance period. Notwithstanding the above, payments in respect of Deferred Stock Units that are subject to the requirements under Code Section 409A will be made in accordance with the applicable Award Agreement.”
     4. Section 12 of the Plan is hereby amended by adding the following to the end thereof:
     “Notwithstanding the foregoing sentence or any other provision of this Plan to the contrary (but subject to the requirements under Code Section 409A), the Board or Committee may, upon the occurrence of a corporate change under this Section 12 or a Change in Control (i) make provision for a cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award (including, in the case of outstanding Stock Options or Stock Appreciation Rights, a cash payment to the holder of such Stock Options or Stock Appreciation Rights in the amount equal to the excess, if any, of the Change in Control Price with respect to the Common Stock subject to such Stock Options or Stock Appreciation Rights over the aggregate exercise price of such Stock Options or Stock Appreciation Rights), (ii) cancel and terminate any Stock Options or Stock Appreciation Rights having a per share exercise price equal to, or in excess of, the Fair Market Value of a share of Common Stock subject to such Stock Options or Stock Appreciation Rights without any payment or consideration therfor or (iii) make provision for a cash payment to the holder of an outstanding Award in consideration for cancellation of such Award equal to the value of such Award (such value to be determined by the Committee in its sole discretion based on appropriate valuation models).”
     5. Section 14 of the Plan is hereby amended by adding the following definition of “Change in Control Price” after the definition of “Change in Control” and before the definition of “Code”:

     “Change in Control Price” shall mean the highest tender or exchange offer price paid or to be paid for Common Stock pursuant to the offer associated with the Change in Control (such price to be determined by the Administrator from such source or sources of information as it shall determine including, without limitation, the Schedule 13D or an amendment thereto filed by the offeror pursuant to Rule 13d-1 under the Act), or the price paid or to be paid for Common Stock under an agreement associated with the Change in Control, as the case may be.”
     RESOLVED FURTHER, that the proper officers of the Company be, and they each hereby are, authorized and empowered, in the name and on behalf of the Company, to make, execute, and deliver such instruments, documents, and certificates and to do and perform such other acts and things as may be necessary or appropriate to carry out the intent and accomplish the purposes of these Resolutions, including without limitation, to make such additional revisions, if any, to the Plan as may be required, in their discretion and upon advice of counsel to the Company, for compliance with Section 409A of the Internal Revenue Code or other applicable law.

APCI BOARD OF DIRECTORS 24 January 2008